Exhibit 99.1

REATA PHARMACEUTICALS, INC. ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS AND AN UPDATE ON DEVELOPMENT PROGRAMS

IRVING, Texas—November 7, 2018—Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, today provided an update on the Company's product development programs and announced financial results for the third quarter ended September 30, 2018.

Product Development Updates

Phase 2/3 CARDINAL Trial of Bardoxolone Methyl in Alport Syndrome

In July, we reported positive data from the Phase 2 portion of the CARDINAL study, which demonstrated a significant improvement in estimated glomerular filtration rate (eGFR) after 48 weeks of treatment with bardoxolone methyl (bardoxolone), and a statistically significant retained eGFR benefit following 4 weeks of drug withdrawal.  To our knowledge, bardoxolone is the first therapy to produce a retained eGFR benefit that is above baseline in a long-term chronic kidney disease (CKD) trial, and we believe this retained eGFR benefit provides evidence that increases in eGFR observed with bardoxolone therapy may prevent or delay kidney failure.  Enrollment in the pivotal Phase 3 portion of the CARDINAL trial of bardoxolone in Alport syndrome is complete at 157 patients, and top-line data are expected in the second half of 2019.

Phase 2 PHOENIX Trial of Bardoxolone in Rare Forms of CKD

In July, we reported positive final results for the Phase 2 ADPKD cohort of PHOENIX.  In this cohort, 31 patients were enrolled, and a statistically significant, mean increase in eGFR of 9.3 mL/min/1.73 m2 (p<0.0001) was observed at Week 12 compared to baseline.  Historical eGFR data from 29 of these patients demonstrated that their kidney function was declining at an average annual rate of 4.8 mL/min/1.73 m2 for three years prior to study entry.  Based on these results, we intend to initiate a pivotal trial for bardoxolone in ADPKD in 2019.

In September, we reported positive final results for the Phase 2 IgA nephropathy and type 1 diabetic CKD (T1D CKD) cohorts of PHOENIX.  In the IgA nephropathy cohort, 26 patients were enrolled, and a statistically significant, mean increase in eGFR of 8.0 mL/min/1.73 m2 (p<0.0001) was observed at Week 12 compared to baseline.  Historical eGFR data from 23 of these patients demonstrated that their kidney function was declining at an average annual rate of 1.2 mL/min/1.73 m2 for three years prior to study entry.  In the T1D CKD cohort, 28 patients were enrolled, and a statistically significant, mean eGFR increase of 5.5 mL/min/1.73 m2 (p=0.02) was observed at Week 12 compared to baseline.  Historical eGFR data from 22 of these patients demonstrated that their kidney function was declining at an average annual rate of 1.9 mL/min/1.73 m2 for three years prior to study entry.

In other forms of CKD, eGFR improvements produced by bardoxolone at Week 12 significantly correlated with eGFR change after one year of treatment.  This suggests that long-term eGFR improvements and retained eGFR benefit observed in other forms of CKD may translate to patients with ADPKD, IgA nephropathy, and T1D CKD.

Pivotal MOXIe Trial of Omaveloxolone in Friedreich’s Ataxia

We are conducting the pivotal part 2 of the MOXIe Phase 2 trial of omaveloxolone in Friedreich’s ataxia (FA), an inherited, debilitating, and degenerative neuromuscular disorder.  Enrollment in part 2 of the MOXIe trial is complete at 103 patients, and top-line data are expected in the second half of 2019.

Phase 3 CATALYST Trial of Bardoxolone in CTD-PAH

We are conducting the pivotal Phase 3 CATALYST trial of bardoxolone in patients with pulmonary arterial hypertension associated with connective tissue disease (CTD-PAH), an often fatal manifestation of many types of autoimmune disease, including systemic sclerosis (scleroderma) and systemic lupus erythematosus.  Enrollment in CATALYST is proceeding as planned.  The trial will enroll a total of approximately 200 patients, with top-line data expected in the first half of 2020.

Upcoming Milestones

•	Final 12-week PHOENIX data from the FSGS cohort in the first half of 2019
•	Phase 1 data for RTA 1701 in the first half of 2019
•	Pivotal data from the CARDINAL trial in the second half of 2019
•	Pivotal data from the MOXIe trial in the second half of 2019
•	Initiation of a pivotal trial for bardoxolone in ADPKD in 2019
•	Pivotal data from the CATALYST trial in the first half of 2020

Financial Highlights

We incurred total expenses of $34.7 million for the quarter ended September 30, 2018, with research and development accounting for $27.1 million.  This compares to total expenses of $24.6 million for the same period of the year prior, when research and development accounted for $18.3 million.  We reported a net loss of $30.8 million or $1.07 per share for the quarter ended September 30, 2018.  This compares to a net loss of $12.3 million or $0.50 per share in the same period of the year prior.

The increase in net loss for the three month period is primarily driven by both an increase in expenses and a decrease in revenue.  Higher expenses are driven by an increase in research and development expenses due to clinical and manufacturing activities, and an increase in personnel expenses to support expanded development activities.  Revenue to date has primarily been related to license and collaboration agreements entered into during 2009, 2010, and 2011.  The decrease in revenue was caused primarily by the full recognition in 2017 of deferred revenue for a 2010 agreement and a decrease in the recognition of revenue for a 2009 agreement.

We incurred total expenses of $97.1 million for the nine month period ended September 30, 2018, with research and development accounting for $72.0 million.  This compares to total expenses of $68.5 million for the same period of the year prior, when research and development accounted for $50.8 million.  We reported a net loss of $55.0 million or $2.03 per share for the nine month period ended September 30, 2018.  This compares to net loss of $31.0 million or $1.34 per share in the same period of the year prior.  The increase in net loss for the nine-month period is driven primarily by increased expenses due to greater clinical and manufacturing activities, our development activities for earlier stage assets to expand our product candidate portfolio, and an increase in personnel expenses to support expanded development activities.

Our cash-based operating expenses, a non-GAAP measure, were $31.9 million and $89.0 million for the three and nine months ended September 30, 2018, respectively.  This compares to $22.9 million and $63.4 million for the same periods in 2017.  Cash-based operating expenses for the quarters ended September 30 and June 30, 2018, were $31.9 million and $31.6 million, respectively.  Cash-based operating expenses for the three months ended June 30, 2018 included the additional sublicense fees and other expenses from the achievement of the KHK milestone.  We expect our cash-based operating expenses to continue to increase in the future as we advance bardoxolone methyl and omaveloxolone through ongoing and future clinical trials, scale manufacturing for registrational and validation purposes, advance other product candidates into mid and later stage clinical trials, expand our product candidate portfolio, increase both our research and development and administrative personnel, and plan for commercialization of our product candidates.

At September 30, 2018, we had $375.2 million in cash and cash equivalents.  We believe our existing cash and cash equivalents is sufficient to enable us to fund our operating expenses and capital expenditure requirements well past the data on our three registrational trials, and into 2021.

Non-GAAP Financial Measures

In addition to the U.S. generally accepted accounting principles (GAAP) financial highlights, this earnings release includes cash-based operating expenses, a non-GAAP financial measure, which the Company defines as total expenses excluding stock-based compensation expense and depreciation expense.  A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is presented in the table below in this earnings release.

We believe that this non-GAAP financial measure, in addition to GAAP financial measures, provides a meaningful measure of our ongoing business and operating performance by allowing investors to analyze our financial results similarly to how management analyzes our financial results by viewing period expense totals more indicative of effort directly expended to advance the business and our product candidates.  Non-GAAP financial measures should be considered in addition to, not in isolation or as a substitute for, GAAP financial measures.  In addition, our non-GAAP financial measure may differ from similarly named measures used by other companies.

Reata management will host a conference call and webcast to discuss our development programs on Wednesday, November 7, 2018, at 8:00 a.m. ET at the following:

CONFERENCE CALL INFORMATION
Date:	Wednesday, November 7, 2018
Time:	8:00 a.m. ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Conference ID:	5199828
Webcast Link:	https://edge.media-server.com/m6/p/x9pcubxy

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Consolidated Statements of Operations	(Unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$4,766	$12,501	$44,452	$37,594
Other revenue	409	56	685	500
Total collaboration revenue	5,175	12,557	45,137	38,094
Expenses
Research and development	27,144	18,326	71,979	50,830
General and administrative	7,486	6,151	24,802	17,312
Depreciation and amortization	105	98	311	336
Total expenses	34,735	24,575	97,092	68,478
Other income (expense)
Investment income	1,094	198	1,787	352
Interest expense	(2,360)	(484)	(3,773)	(956)
Loss on extinguishment of debt	-	-	(1,007)	-
Other expenses	-	(3)	-	(3)
Total other income (expense)	(1,266)	(289)	(2,993)	(607)
Loss before taxes on income	(30,826)	(12,307)	(54,948)	(30,991)
Provision for taxes on income	9	1	15	2
Net loss	$(30,835)	$(12,308)	$(54,963)	$(30,993)
Net loss per share—basic and diluted	$(1.07)	$(0.50)	$(2.03)	$(1.34)
Weighted-average number of common shares used in net loss per share basic and diluted	28,704,853	24,845,364	27,022,269	23,196,293

	September 30, 2018 (unaudited)	December 31, 2017
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$375,185	$129,780
Working capital	316,951	85,492
Total assets	382,109	135,337
Term loan	78,881	19,614
Deferred revenue (including current portion)	233,620	244,438
Accumulated deficit	(394,758)	(337,143)
Total stockholders’ equity (deficit)	$37,545	$(146,973)

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table presents results for the three months ending (in thousands) (unaudited):

	2018			2017
	September 30	June 30	March 31	December 31	September 30	June 30	March 31

Total expenses - GAAP	$34,735	$34,223	$28,136	$26,489	$24,575	$24,000	$19,906
Stock-based compensation expense	(2,745)	(2,552)	(2,485)	(1,800)	(1,545)	(1,582)	(1,603)
Depreciation and amortization	(105)	(105)	(101)	(100)	(98)	(109)	(130)
Cash-based operating expenses - Non-GAAP	$31,885	$31,566	$25,550	$24,589	$22,932	$22,309	$18,173

Change from previous quarter	$319	$6,016	$961	$1,657	$623	$4,136	$2,497
Percentage change from previous quarter	1%	24%	4%	7%	3%	23%	16%

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

info@reatapharma.com

http://news.reatapharma.com

Investor Relations:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com